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                                                                     EXHIBIT 3.9

                                STATE OF DELAWARE

                            CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCORPORATION
                                       OF
                              VERIDIEN CORPORATION


Veridien Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of Veridien Corporation a resolution was duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

                  RESOLVED, that Section 1 (only) of Article FOURTH of the Company's Certificate of Incorporation be and hereby is amended to read as follows:

                  FOURTH. Section 1. The total number of shares of all classes of stock which the corporation shall have authority to issue is Three Hundred Twenty-five Million (325,000,000) shares.

                  The corporation shall have authority to issue two (2) classes of stock. Three Hundred Million (300,000,000) shares shall be common stock, having a par value of $ .001 (hereinafter referred to as "Common Stock") and Twenty-five Million (25,000,000) shares shall be preferred stock issuable in series and having a par value of $ .001 (hereinafter referred to as "Preferred Stock").


SECOND: That thereafter, pursuant to resolution of its Board of Directors, an Annual Meeting of the stockholders of said corporation was duly called and held, on March 6, 2002, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provision of
Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said Veridien Corporation has caused this certificate to be signed by Sheldon C. Fenton an Authorized Officer this 27th day of May, 2002.


                                       By: /s/ Sheldon C. Fenton
                                           -------------------------------------
                                           Sheldon C. Fenton
                                           President & C.E.O.